UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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 Evolution Petroleum Corporation
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2500 CityWest Boulevard, Suite 1300
Houston, Texas 77042

Dear Evolution Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders of Evolution Petroleum Corporation. The meeting will be held at the Company's offices at 2500 CityWest Boulevard, Suite 1300, Houston, Texas 77042, commencing at 10:00 a.m. Central Time, on Thursday, December 3, 2015. If you plan to attend, please notify our Corporate Secretary, David Joe, at (713) 935-0122.
The Notice of the Annual Meeting of Stockholders and the Proxy Statement on the following pages cover the formal business of the meeting, which includes three items to be voted on by our stockholders. Note that your broker is not permitted to vote on matters considered "non-routine" such as the election of Directors without specific voting instructions from you, as further explained in the Q&A section of the Proxy Statement under "How Can I Vote?"
At the Meeting, I will also report on the Company's current operations and will be available to respond to questions from stockholders. Recording devices will not be permitted in the meeting.
Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. You are urged, therefore, to complete, sign, date and return the enclosed proxy card (or use telephone or internet voting procedures, if offered by your broker or bank as a nominee or agent), even if you plan to attend the meeting.
Thank you for your continued interest in Evolution Petroleum Corporation.

Sincerely,
/s/ ROBERT S. HERLIN Robert S. Herlin Chairman of the Board and Chief Executive Officer

Houston, Texas
October 28, 2015

2500 CityWest Blvd, Suite 1300
Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on December 3, 2015

To the Stockholders of Evolution Petroleum Corp.:
NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (the "Annual Meeting") of Evolution Petroleum Corporation, a Nevada corporation (the "Company"), will be held on Thursday, December 3, 2015, commencing at 10:00 a.m. Central Time, at the Company's principal executive offices at 2500 CityWest Boulevard, Suite 1300, Houston, Texas 77042. The Annual Meeting will be held for the following purposes:

(1)	To elect five Directors to our Board of Directors, each to serve until the 2016 Annual Meeting of Stockholders or until their successor is elected and qualified;

(2)	To ratify the appointment of Hein & Associates LLP, an independent registered public accounting firm, as our independent registered public accountant for the Fiscal Year-Ending June 30, 2016;

(3)	To approve, in a non-binding advisory vote, the compensation of our Named Executive Officers; and

(4)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
Only those stockholders of record at the close of business on October 12, 2015 are entitled to notice of, and to vote at the Annual Meeting or any postponement or adjournment thereof, notwithstanding the transfer of any shares after such date. If you were a stockholder at the close of business on October 12, 2015, you are entitled to vote.
        Whether or not you expect to attend the Annual Meeting, we ask that you sign and return the enclosed proxy as promptly as possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting you may withdraw any previously given proxy and vote your shares in person.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 3, 2015
The attached proxy statement and proxy card, and our Annual Report on Form 10-K for the Fiscal Year-Ended June 30, 2015, are also available on the Company's website, www.evolutionpetroleum.com. From the homepage, you can link through the "Investors" page to the "Proxy Materials" page. Directions to attend the Annual Meeting and vote in person are also available on our website. From the homepage, you can link to "Contact" where you will find a link to a map to our Houston office.

By Order of the Board of Directors of Evolution Petroleum Corp.

/s/ RANDALL D. KEYS Randall D. Keys President, Chief Financial Officer and Treasurer

Houston, Texas
October 28, 2015

2500 CityWest Blvd. Suite 1300
Houston, Texas 77042
(713) 935-0122
_______________________________________
PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
December 3, 2015

This Proxy Statement accompanies the Notice (the "Notice") of the Annual Meeting of Stockholders (the "Annual Meeting") of Evolution Petroleum Corporation, a Nevada corporation (hereinafter, "us", "we", "our" or the "Company"), in connection with the solicitation of proxies by and on behalf of our Board of Directors (the "Board") for use at our Annual Meeting to be held at 10:00 a.m., Central Time, at our Company's principal executive offices at 2500 CityWest Boulevard, Suite 1300, Houston, Texas 77042, on December 3, 2015, and at any postponement or adjournment thereof.
The Company's Annual Report for the Fiscal Year-Ended June 30, 2015 is being mailed to stockholders with the mailing of the Notice and Proxy Statement. This Proxy Statement and the accompanying proxy card are first being sent to our stockholders on or about October 30, 2015.
The solicitation of proxies by the Board of Directors will be conducted primarily by mail. Continental Stock Transfer & Trust Company ("CST"), as part of CST's services as the Company's transfer agent, assists in the solicitation of proxies in connection with the Annual Meeting. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, email, or facsimile communication. These officers, directors and employees will not receive any compensation for these services. The Company will reimburse brokers, custodians, nominees, and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company. The costs of solicitation will be borne by the Company.
What is the purpose of the 2015 Annual Meeting?
At the Annual Meeting, stockholders will act upon the matters outlined in the attached Notice and described in detail in this Proxy Statement, which are to:
(1)   Elect five Directors to our Board of Directors, each to serve until the 2016 Annual Meeting of Stockholders or until their successor is elected and qualified;
(2)   Ratify the appointment of Hein & Associates LLP, an independent registered public accounting firm, as our independent registered public accountant for the Fiscal Year-Ending June 30, 2016;
(3)   Approve, in a non-binding advisory vote, the compensation of our Named Executive Officers; and
(4)   Transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
In addition, Company management will report on our performance during the Fiscal Year-Ended June 30, 2015, which we refer to as Fiscal 2015, and respond to questions from stockholders.
Although the Board does not anticipate that any other matters will come before the Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Only stockholders of record at the close of business on October 12, 2015 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

How can I Vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record (i.e., your shares are registered directly in your name, as opposed to being held in a stock brokerage account or by a bank or other nominee), you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. You may also use telephone or internet voting procedures, if offered by your broker or bank as a nominee or agent. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy; however, if no specification is made the shares represented by proxy will be voted as recommended by our Board of Directors, to the extent permitted by law.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
        If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in the "street name" of the entity holding your shares.
As a beneficial owner, you have the right to direct your broker or nominee how to vote and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record (record holder) you may not vote these shares in person at the Annual Meeting unless you obtained a signed proxy from the record holder giving you the right to vote these shares.
If you hold your shares in street name, you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority.
There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote your shares unless they receive timely instructions from you. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a "broker non-vote" results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.
Your broker is not able to vote on your behalf for the election of Directors or the non-binding advisory vote on say on pay of our Named Executive Officers without specific voting instructions from you.
Changes to regulatory rules eliminated broker discretionary voting with respect to the election of Directors. This restriction also applies to all non-routine matters. Where a matter is not considered "routine," such as Proposal No. 1 regarding the election of Directors and Proposal 3 regarding say on pay, the shares held by the broker will not be voted on those proposals without specific instruction from the beneficial holder of the shares.
How Can I Revoke My Proxy or Change My Vote?
Even if you have given a proxy or given your broker, bank or other agent voting instructions, you have the power to revoke your proxy or change your voting instructions at any time before the Annual Meeting. Stockholders of record may revoke their proxy prior to its exercise by delivering written notice of revocation to our Corporate Secretary, at 2500 CityWest Boulevard, Suite 1300, Houston, Texas 77042, by executing a later-dated proxy, or by attending the Annual Meeting and voting in person. If your shares are held by your broker or bank as a nominee or agent (such as in your brokerage account), you may change your vote by following the instructions provided by your broker or bank. You may also change your vote by voting in person at the Annual Meeting if you have obtained a valid proxy from your broker, bank, or other agent to vote your shares at the Annual Meeting.
What are the voting rights of the holders of our common stock?
Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting.
With regard to the election of Directors, the Company has adopted a majority voting policy whereby any of the five nominees receiving the majority of votes cast will be elected provided a quorum is present. Any nominee who does not receive at least a majority of the votes cast with respect to his election shall tender his resignation to the Board, whereupon, the Board in its sole discretion can accept such resignation within 60 days. If the Board does not accept such resignation, the director will continue to serve as a member of the Board of Directors.
On each other matter to be presented, the affirmative vote of a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote will be necessary to approve the matter.
Abstentions will be counted towards the tabulation of votes cast on matters properly presented to the stockholders (except the election of Directors) and will have the same effect as negative votes. Broker non-votes will not be counted as votes cast, and therefore they will have no effect on the outcome of the matters presented at the Annual Meeting.
What constitutes a quorum?
Our Bylaws provide that the presence, in person or by proxy, of the holders of a majority of outstanding shares of our common stock at our Annual Meeting shall constitute a quorum.
For the purpose of determining the presence of a quorum, proxies marked "withhold authority" or "abstain" will be counted as present. Shares represented by proxies that include broker non-votes will also be counted as shares present for purposes of establishing a quorum. On the Record Date, there were 32,670,342 shares of our common stock (including restricted shares) issued and outstanding and such shares are the only shares entitled to vote at the Annual Meeting.
What are the Board's recommendations?
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendations are set forth together with the description of the Proposals in this Proxy Statement. In summary, the Board unanimously recommends that you vote:

•	FOR the election of each of the five Directors named in this Proxy Statement, to serve until our Annual Meeting of Stockholders in 2016, or until their successor is elected and qualified;

•
FOR the ratification of the appointment of Hein & Associates LLP, an independent registered public accounting firm, as our independent registered public accountant for the Fiscal Year-Ending June 30, 2016; and

•
FOR the approval of, on a non-binding advisory basis, the compensation of our Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and other related compensation tables, notes and narrative in this Proxy Statement for the Company's 2015 Annual Meeting of Stockholders.

The proxy holders will vote in their discretion with respect to any other matter that may properly come before the Annual Meeting.
Proxies
If the enclosed proxy card is executed, returned in time and not revoked, the shares represented thereby will be voted at the Annual Meeting and at any postponement or adjournment thereof in accordance with the instructions indicated on such proxy. If no instructions are indicated on the proxy card, the official proxies will vote (1) "for" the proposals described in this proxy statement and (2) as to any other matters properly brought before the Annual Meeting or any postponement or adjournment thereof, in the sole discretion of the proxy holders.
A stockholder who has returned a proxy card may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting to Evolution Petroleum Corporation a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: Evolution Petroleum Corporation, 2500 CityWest Boulevard, Suite 1300 Houston, Texas 77042, Attention: Corporate Secretary.
What are the Company's Governance Practices and Policies?
See the detailed discussion under "Corporate Governance", beginning on page 7.
PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors
Our Directors are elected annually by the stockholders to serve until the next Annual Meeting of stockholders and until their successors are duly elected and qualified. The minimum number of Directors is established by our Bylaws, and may be increased by the majority vote of the Board. The current number of Directors is five. Assuming the presence of a quorum, a majority of the votes cast in person or by proxy at the Annual Meeting is required for the election of each director.
Director Nominees
All five nominees are currently serving as Directors of the Company. We have determined there are four "independent" Directors serving on our Board as defined in the listing standards of the NYSE MKT. All five of our incumbent Directors are standing for re-election.
As discussed in more detail under the heading "Nominating Committee" in this proxy statement, the Board considers qualifications and other factors when evaluating individual Directors, as well as the composition of the Board as a whole. As part of this process, the Board and its Nominating Committee review the particular experiences, qualifications, attributes or skills of each of the nominees. The biographies of each of the nominees below contain information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, and information regarding involvement in certain legal or administrative proceedings, if applicable. They also highlight the particular experiences, qualifications, attributes or skills that have caused the Nominating Committee and the Board to conclude that such persons should serve as a director of the Company. In particular, each nominee brings extensive and specific expertise in key functional and industry areas in which we, as a company, are active. The five nominees for Director are:
Robert S. Herlin, age 60, a co-founder of our Company, has been Chief Executive Officer and a Director since the Company's inception in September 2003. Mr. Herlin was elected Chairman of the Board of Directors in January 2009. He held the title of President from September 2003 through September 2014. He is responsible for our operations and strategy. Mr. Herlin has over 30 years of experience in engineering, energy transactions, operations and finance with small independents, larger independents and major integrated oil companies. Mr. Herlin currently serves as director and audit committee member for Enservco Corporation, a publicly traded company specializing in well enhancement and fluids logistics for E&P operators in the U.S. Mr. Herlin also served on the Board of Directors of Boots and Coots, Inc., an oil field services company, from 2003 until its sale to Halliburton Company in September 2010. Prior to 2003, Mr. Herlin served in various officer capacities for upstream and downstream oil and gas companies, both private and public. Mr. Herlin currently serves on the Engineering Advisory Board for the Brown School of Engineering at Rice University, where he previously served on the Centennial Council for Chemical and BioMolecular Engineering. Mr. Herlin graduated with honors from Rice University with B.S. and M.E. degrees in chemical engineering and earned an MBA from Harvard University. We believe Mr. Herlin's executive leadership of our Company since its founding, extensive oil and gas industry experience, multi-functional expertise, education and his Board of Director service to public companies qualifies Mr. Herlin to serve on our Board.
Edward J. DiPaolo, age 62, has served as Director for Evolution since 2004. He currently serves as our Lead Independent Director, Chairman of our Nominating Committee, and is a member of our Audit and Compensation Committees. Mr. DiPaolo has been a Senior Advisor at Duff & Phelps Securities, LLC since 2011. Prior to that, he was an Energy Partner at Growth Capital Partners, L.P. for eight years following his 27 years at Halliburton Company, where he last served as Group Senior Vice President of Global Business Development. Prior roles at Halliburton included North American Regional Vice President and Far East Regional Vice President. In those roles, he was responsible for overall operations of Halliburton Energy Services' North America and Far East regions. Mr. DiPaolo currently serves as Chairman of the Board for Seventy Seven Energy, Inc. and as a Director for Willbros Group Inc. and Eurasia Drilling Company Limited, each of which are public companies, as well as several private company boards. He previously served as a director and Interim Chairman of the Board of Directors of Boots and Coots, Inc. prior to its sale to Halliburton; as a director of Superior Well Services, Inc. prior to its sale to Nabors Industries, Inc; and as a director of Inncore Subsurface Technologies prior to its sale to BJ Services Company. Mr. DiPaolo received his undergraduate degree in Agricultural Engineering from West Virginia University in 1976 and currently serves on the Advisory Board for the West Virginia University College of Engineering. We believe Mr. DiPaolo's extensive experience in oilfield service, corporate advisory roles, education and Executive and Board of Director service to public and private companies qualifies Mr. DiPaolo to serve on our Board, his assigned Committees and as our Lead Independent Director.
William E. Dozier, age 63, has served as Director for Evolution since 2005. Mr. Dozier has over 40 years of oil & gas industry experience. He is the Chairman of the Compensation Committee and also a member of the Audit Committee. Since 2005, Mr. Dozier has been the owner of Extex Consulting, Inc., an independent oil and gas consulting firm. From 1992 to 2005, Mr. Dozier served as Senior Vice President of Operations, and later as Senior Vice President for Business Development, for Vintage Petroleum, a large publicly traded global independent oil and gas company acquired by Occidental Petroleum. From 1983 to 1992, he was Manager of Operations Engineering for Santa Fe Minerals, a privately held E&P Company. Mr. Dozier began his career with Amoco Production Company in 1975, working in all phases of production, reservoir evaluations, drilling and completions in the Mid-Continent and Gulf Coast areas. From May 2009 to July 2011, Mr. Dozier served on the Board of Directors of CAMAC Energy, Inc (formerly Pacific Asia Petroleum, Inc.). Mr. Dozier also serves on several private and charitable boards. In September 2013, Mr. Dozier began a three year term on the External Advisory Committee for The

University of Texas Cockrell School of Engineering Department of Petroleum and Geosystems Engineering. He is a Registered Petroleum Engineer in the State of Texas with a B.S. in Petroleum Engineering from The University of Texas at Austin. We believe Mr. Dozier's extensive experience in oil and gas exploration and development, education and Executive and Board of Director service to public companies qualifies Mr. Dozier to serve on our Board and his assigned Committees.
Kelly W. Loyd, age 41, has served as Director of Evolution since 2008. He currently serves as a member of the Compensation Committee and as a member of the Nominating Committee. Since 2004, Mr. Loyd has been employed by JVL Advisors, LLC, a private energy investment company that owns approximately 16.5% of our common shares. From 2001 to 2004, Mr. Loyd was an associate in the energy corporate finance investment banking group at RBC Capital Markets and Howard Frazier Barker Elliot. Previously, Mr. Loyd served as a founder and controller of L.A.B. Sports and Entertainment, a sports/entertainment promotion and production company, a Managing Partner of Tigre Leasing, L.L.P, a commercial real estate company focused on the purchase/sale of resort properties, and as an analyst in Jefferies and Company,  Inc.'s energy corporate finance investment banking group. Mr. Loyd received a B.S. in Economics with Finance Applications from Southern Methodist University and earned an MBA from Rice University. We believe Mr. Loyd's extensive experience in energy investment banking and his education qualifies Mr. Loyd to serve on our Board and his assigned Committees.
Gene G. Stoever, age 77, has served as Director for Evolution since 2004. He currently serves as Chairman of our Audit Committee and as a member of our Nominating Committee. Mr. Stoever was an audit partner with KPMG LLP for 24 years until his retirement. During his tenure at KPMG, he served domestic and multinational clients engaged in the manufacturing, construction, refining, oil and gas, real estate and banking industries. He also served as an SEC Reviewing Partner responsible for advising clients and reviewing domestic and foreign filings with the SEC. Mr. Stoever currently serves as a director, chairman of the Audit Committee and member of the Compensation Committee of Orion Marine Group, Inc (NYSE: ORN) and previously served on the Boards and as chairman of the Audit Committees of several other companies. Mr. Stoever is a Certified Public Accountant in the State of Texas (currently inactive license holder) and earned his B.B.A. degree in accounting with honors from The University of Texas at Austin. We believe Mr. Stoever's extensive experience in public accounting as a former Big Four partner, knowledge of financial reporting, SEC, GAAP and auditing standards, education and certification as a CPA, designation of a Governance Fellow by the National Association of Corporate Directors, and Board Service to public and private companies qualifies Mr. Stoever to serve on our Board, his assigned Committees and as an Audit Committee Financial Expert.
We believe that the nominees will be available and able to serve as Directors. In the event that a nominee is unable to serve, the proxy holders will vote the proxies for such other nominee as they may determine.
        The Board of Directors unanimously recommends that the stockholders vote "FOR" the election of each of the director nominees listed above.
PROPOSAL 2
PROPOSAL TO RATIFY THE APPOINTMENT OF HEIN & ASSOCIATES LLP, AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR-ENDING JUNE 30, 2016
The Audit Committee of our Board of Directors has appointed the firm of Hein & Associates LLP as the Company's independent registered public accounting firm to audit our consolidated financial statements for the Fiscal Year-Ending June 30, 2016. Since June 30, 2004, Hein & Associates LLP served as our independent registered public accounting firm.
We are not required to seek stockholder approval for the appointment of our independent registered public accountant; however, the Audit Committee and the full Board believe it to be sound corporate practice to seek such approval. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will re-consider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.
Audit Fees
The aggregate fees billed to us by our independent registered public accounting firm, Hein & Associates LLP, for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K for Fiscal Years-Ending June 30, 2015 and 2014 were as follows:

	2015	2014
Audit Fees	$132,722	$128,220
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
In the above table, in accordance with the SEC's definitions and rules, "audit fees" are fees we paid Hein & Associates LLP for professional services for the audit of our consolidated financial statements included in our Form 10-K, including professional services rendered in connection with the audit of internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of financial statements included in our Form 10-Q's and for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements. "Audit-related fees" are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
All audit fees were pre-approved by our Audit Committee Chairman.
The Audit Committee has considered the compatibility of the non-audit services provided by Hein & Associates LLP, to Hein & Associates' continued independence and has concluded that its independence is not compromised.
Pre-Approval of Services by External Auditor
The Audit Committee has a Pre-Approval Policy with respect to services which may be performed by the independent auditor. This policy lists specific audit, audit-related, and tax services as well as any other services that the independent auditor is authorized to perform and sets out specific dollar limits for each specific service, which may not be exceeded without additional Audit Committee authorization. The Audit Committee receives quarterly reports on the status of expenditures pursuant to that Pre-Approval Policy. The Audit Committee reviews the policy at least annually in order to approve services and limits for the current year. Any service that is not clearly enumerated in the policy must receive specific pre-approval by the Audit Committee or by its Chairman, to whom such authority has been conditionally delegated, prior to engagement. During Fiscal Year 2015, no fees for services outside the scope of audit, review, or attestation that exceed the waiver provisions of 17 CFR 210.2-01(c)(7)(i)(C) were requested of or approved by the Audit Committee.
        The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Hein & Associates LLP, as the Company's independent registered public accounting firm for the Fiscal Year-Ending June 30, 2016.
The Company does not anticipate a representative from Hein & Associates LLP to be present at the Annual Meeting. In the event that a representative of Hein and Associates LLP is present at the Annual Meeting, they will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the Securities and Exchange Commission, the company is providing stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation programs of our Named Executive Officers (sometimes referred to as "say on pay"). Accordingly, you may vote on the following resolution at the meeting:
        "Resolved, that the compensation paid to the company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Proxy Statement relating to the Company's 2015 Annual Meeting, is hereby approved."
This vote is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent Directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
As described in detail under "Compensation Discussion and Analysis" our compensation program is designed to attract, retain, motivate and reward highly qualified and competent executives who have extensive oil and gas industry experience. To do this we offer a compensation package that recognizes individual and company performance. Elements of this compensation package include base salary, annual cash incentives and long-term equity incentives. Our compensation package is meant to provide incentives and maximize stockholder value by (i) emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders and link such compensation more closely to performance, (ii) structuring annual incentive compensation to be contingent upon the achievement of performance measures, and (iii) designing each component of executive compensation to be competitive with the compensation practices of our oil and gas industry peer companies. The structure of our executive compensation is the same structure as provided to all employees. We have adopted this compensation philosophy because we believe that it is critical for our continued success, the achievement of our short-term and long-term goals and because we believe it helps our executives maximize stockholder value. Stockholders are encouraged to read the section of this proxy statement titled "Compensation Discussion and Analysis," the accompanying compensation tables, and the related narrative disclosure.
Vote Required
The approval of the advisory vote on the compensation of our Named Executive Officers requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of the proposal. For the approval of the advisory vote on the compensation of our Named Executive Officers, you may vote "FOR" or "AGAINST" or abstain from voting.
        The Board of Directors recommends that you vote "FOR" the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the section of this proxy statement titled "Compensation Discussion and Analysis," the accompanying compensation tables and the related narrative disclosure contained in this proxy statement.
CORPORATE GOVERNANCE
Meetings of the Board of Directors and Committees
Board of Directors
The property, affairs and business of our company are under the general management of our Board of Directors as provided by the laws of the State of Nevada and our Bylaws. We have separately designated standing Audit, Compensation and Nominating Committees of the Board of Directors. The Audit Committee was established in accordance with section 3(a)(58)(A) of The Securities Exchange Act of 1934, as amended (the "Exchange Act") and the requirements of the NYSE MKT. The Board of Directors held four meetings during Fiscal 2015. Each Director attended all of the total meetings of the Board and the total number of meetings held by all committees of the Board on which such Director served during Fiscal 2015.
Director Independence
The Board of Directors affirmatively determines the independence of each director in accordance with the NYSE MKT rules and listing standards. The Board has determined that Messrs. William E. Dozier, Edward J. DiPaolo, Gene G. Stoever and Kelly W. Loyd each qualify as independent non-employee directors with no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Robert S. Herlin is not independent since he is a Named Executive Officer of the Company.
Audit Committee
The Board of Directors has instructed the Audit Committee to meet periodically with our management and independent auditors to, among other things, review the results of the annual audit and quarterly reviews and discuss our financial statements, recommend to our Board the independent auditors to be retained, and receive and consider the auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is also authorized to review related party transactions for potential conflicts of interest. The Audit Committee's functions are further described under the heading "Audit Committee Report". A copy of the written charter adopted by the Board of Directors for the Audit Committee and as currently in effect is included on our website, http://www.evolutionpetroleum.com/governance.html.
The Audit Committee is currently composed of Gene G. Stoever, Chairman, and Messrs. Edward J. DiPaolo and William E. Dozier. Each member of the Audit Committee is "independent"under the standards for audit committee members for companies listed on the NYSE MKT. Each member of the Audit Committee also satisfies the Securities and Exchange Commission's additional independence requirements for members of audit committees. The Board has determined that Mr. Stoever qualifies as an "audit committee financial expert" as defined under Item 407(d)(5) of Regulation S-K of the Securities Act of 1933. The Audit Committee met four times during Fiscal Year 2015.

Audit Committee Report
The management of Evolution Petroleum Corporation has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures. The Company's independent registered public accounting firm (herein, our "independent auditor") is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The independent auditor is also responsible for performing independent audits of the Company's internal controls over financial reporting. The Audit Committee monitors and oversees these processes and reports to our Board of Directors with respect to its findings.
In order to fulfill its monitoring and oversight duties, the Audit Committee has reviewed and discussed the audited financial statements contained in the Company's Annual Report on Form 10-K for the Fiscal Year-Ended June 30, 2015 with both management and the independent registered public accounting firm, Hein & Associates LLP, matters related to Section 404 of the Sarbanes-Oxley Act of 2002, and the matters required to be discussed by the statement on Auditing Standards No. 61 (Communications with Audit Committees), as superseded by the Public Company Accounting Oversight Board in Auditing Standard No. 16. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor's independence.
The Audit Committee discussed with our independent auditors, the overall scope and plans for the audit. We met with our independent auditors, with and without management, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting.
Based on the forgoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for Fiscal 2015 be included in the Company's Annual Report on Form 10-K for the Fiscal Year-Ended June 30, 2015 for filing with the Securities and Exchange Commission. The Board of Directors approved such inclusion.
Respectfully submitted by the Audit Committee,
Mr. Gene G. Stoever, Chairman
Mr. Edward J. DiPaolo
Mr. William E. Dozier
Compensation Committee
The Compensation Committee is authorized to review and recommend annual salaries and short-term incentive bonuses of our executive officers and has the authority to recommend to the Board of Directors the recipients of options and stock awards, the time or times at which options and stock awards shall be granted, the exercise price of each option, and the number of shares to be issuable upon the exercise of each option under our stock plan. In particular, the Compensation Committee recommends to the full Board the compensation of our Chief Executive Officer. In fulfilling its responsibilities, the Compensation Committee has the authority to engage independent compensation consultants or legal advisers when determined by the Committee to be necessary or appropriate. The members of the Compensation Committee currently consist of Mr. Dozier, Chairman, Mr. DiPaolo and Mr. Loyd. A copy of the written charter adopted by the Board of Directors for the Compensation Committee and as currently in effect is included on our website, http://www.evolutionpetroleum.com/governance.html. All members of the Compensation Committee are "independent" under the standards for Compensation Committees for companies listed on the NYSE MKT. The Compensation Committee met four times during Fiscal Year 2015.
Nominating Committee
The Nominating Committee, the current members of which are Mr. DiPaolo, Chairman, and Messrs. Stoever and Loyd, is responsible for identifying, screening, and recommending qualified candidates to serve on our Board of Directors. A copy of the written charter adopted by the Board of Directors for the Committee and as currently in effect is included on our website, http://www.evolutionpetroleum.com/governance.html. Pursuant to its charter, the Committee is directed, among other things, to: determine desired board skills and attributes; actively seek individuals whose skills and attributes reflect those desired; evaluate and propose nominees for election to the Board of Directors; review the slate of Directors who are to be re-nominated to determine whether they are meeting the Board's expectations of them; annually review committee chairs and membership and recommend any changes to the Board; and periodically consider and make recommendations to the Board regarding what experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness. Each of Messrs. DiPaolo, Stoever and Loyd is "independent" as defined in the standards for companies listed on the NYSE MKT.
It is our policy that the Committee consider recommendations for the nomination of Directors submitted by our stockholders. All such stockholder nominating recommendations must be in writing, addressed to the Nominating Committee, care of the Corporate Secretary at Evolution Petroleum Corporation, 2500 CityWest Boulevard, Suite 1300, Houston, Texas 77042. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. Stockholders wishing to recommend nominees for election as Directors at an Annual Meeting should submit such recommendation, together with any relevant information that they wish the Nominating Committee to consider, to the Corporate Secretary no later than 120 days prior to the date of the notice of Annual Meeting released to stockholders in connection with the current year's Annual Meeting. The stockholder's nomination notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (a) the name, age, business address and residence address of the person; (b) the principal occupation or employment and business experience of the person for at least the previous five years; (c) the class and number of shares of our capital stock which are beneficially owned by the person; and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to the rules and regulations of the SEC under Section 14 of the Exchange Act; and (ii) as to the stockholder giving the notice: (a) the name and record address of the stockholder; and (b) the class and number of shares of our capital stock which is beneficially owned by the stockholder. Such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.
The Committee has determined that, at the minimum, nominees for Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company's stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Company endeavors to have a Board representing diverse experience in areas that are relevant to the Company's business activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently, and should be committed to serve on the Board for an extended period of time.
Prior to nominating a candidate for election to the Board, the Committee will review the qualifications of each candidate. The Committee considers diversity in business and professional experience, education, and background that can benefit us by increasing the range of skills and perspectives available to our Board of Directors. Members will be selected without regard to race, gender, religious belief, ancestry, national origin or disability. Our Board of Directors believes that adherence to these principles will provide an environment and practices that will yield the best return for our stockholders.
Final candidates may be interviewed by the Company's Chairman of the Board and one or more other Committee members. The Committee will then make a recommendation to the Board based on its review, the results of interviews with the candidate and all other available information.
In determining whether to nominate an incumbent director for reelection, the Committee will evaluate each incumbents continued service, in light of the Board's collective requirements, at the time such Director comes up for reelection.
In determining whether to include a stockholder nominee in the Board's slate of nominees, the Committee will consider all information relevant in their business judgment to the decision of whether to nominate the particular candidate for a Board seat, taking into account the current composition of the Company's Board.
In addition to the foregoing, stockholders may nominate Directors for election without consideration by the Committee so long as we are provided with proper notice of such nomination, which notice includes all the information required pursuant to Regulation 14A under the Exchange Act including the consent to serve as a director. The Nominating Committee met twice during Fiscal 2015.
Dividend Committee
The Dividend Committee, consisting of Gene G. Stoever and Robert S. Herlin, with William E. Dozier as an alternate, was formed in connection with the Company’s Series A preferred stock. It has been delegated the authority to approve routine monthly dividends on the Series A preferred stock and also reviews financial calculations and makes recommendations to the full Board on quarterly common stock dividends. It has no formal written charter and generally takes action by unanimous consent or by telephonic meetings.

Annual Meeting Attendance
We do not have a formal policy requiring members of our Board of Directors to attend Annual Meetings of our stockholders. Four Directors, Messrs. Robert S. Herlin, Gene G. Stoever, Edward J. DiPaolo and William E. Dozier attended our 2014 Annual Meeting of Stockholders.
Leadership Structure of the Board
As prescribed by our bylaws, the Chairman of our Board of Directors has the power to preside at all meetings of the Board. Robert S. Herlin, our Chief Executive Officer, serves as the Chairman of our Board of Directors. The Board of Directors created the position of Lead Independent Director in 2012 and following each Annual Meeting thereafter, have elected Mr. DiPaolo to serve as Lead Independent Director until the next meeting of the Board of Directors following the Annual Meeting.
Our Chief Executive Officer is appointed by the Board to manage our daily affairs and operations. We believe that Mr. Herlin's extensive industry experience and direct involvement in our operations make him best suited to also serve as Chairman of the Board in order to (i) lead the Board in productive, strategic planning, (ii) determine necessary and appropriate agenda items for meetings of the Board with input from both our independent Directors and management, and (iii) determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board. Our Board leadership structure also fosters strong oversight by our independent Directors, with Mr. DiPaolo currently serving as our Lead Independent Director. Mr. Herlin is the only member of management who serves on the Board, and all of the other Directors are fully independent. Each of the committees of the Board is comprised of and chaired by independent Directors.
Meetings of Non-Management Directors
Our non-management Board members regularly meet in executive session outside the presence of management, generally at each Board meeting. Executive sessions of our outside Directors are led by our Lead Independent Director, currently Mr. DiPaolo. These executive sessions may be attended by our outside legal counsel as requested by the non-management Board members. The Lead Independent Director is responsible for providing feedback regarding these meetings to the Chairman.
Risk Oversight
The Audit Committee discusses with management and the independent auditors the Company's major financial risk exposures (including potential or pending litigation) and steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies. The Board has oversight of our risk management. The Board's role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to us, including but not limited to operational, financial, personnel, information technology, environmental, legal and regulatory, strategic and reputational risks. The full Board receives these reports to enable the Board to understand our risk identification, risk management, and risk mitigation strategies. The Board also makes risk management an integral part of our annual strategic planning process, which addresses, among other things, the risks and opportunities facing us.
Compensation Committee Interlocks and Insider Participation
Messrs. Dozier, DiPaolo and Loyd served on the Compensation Committee of the Board during Fiscal 2015. None of the members of the Compensation Committee was at any time during the last fiscal year an officer or employee of the Company. None of the Company's executive officers serves as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.
Transactions with Related Parties
The Company has adopted policies and procedures for approval of related party transactions (a "Transaction"), which is set forth in our Code of Business Conduct and Ethics. The Audit Committee and the Board of Directors will be responsible for approving and negotiating the terms of such a proposed Transaction. If a Transaction involves a corporate opportunity, such opportunity must have been approved in writing by the Board. The Board has the authority to approve or disapprove the use of the rejected corporate opportunity by the individual who wants to utilize the opportunity that the Company has rejected. The Company will make all required disclosures as appropriate in its periodic or special filings.

Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and Directors, including the principal executive officer, principal financial officer and principal accounting officer. It covers all areas of professional conduct, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to Evolution's business.
Confidential and anonymous reports of suspected or actual violations of our Code of Ethics should be directed to our Compliance Officer, Randall D. Keys, either by writing to him at 2500 CityWest Boulevard, Suite 1300, Houston, Texas 77042, or by calling him at (713) 935-0122. Reports of such violations would include, among other things:

•	accounting practices, internal accounting controls, or auditing matters and procedures;

•	theft or fraud of any amount;

•	insider trading;

•	performance and execution of contracts;

•	conflicts of interest;

•	violations of securities and antitrust laws; and

•	violations of the Foreign Corrupt Practices Act.
You can access the latest copy of our Code of Business Conduct and Ethics on our website, http://www.evolutionpetroleum.com/governance.html. Or, to obtain a copy of Evolution's Code of Business Conduct and Ethics, without charge, any person may submit a written request to Evolution Petroleum Corporation, c/o Corporate Secretary, 2500 CityWest Boulevard, Suite 1300, Houston, Texas 77042.
Legal Proceedings
Currently, no Director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, no director or executive officer has a material interest in a material proceeding adverse to the Company.
Stockholder Communications with the Board
Any stockholder can communicate with all Directors or with specified Directors by sending correspondence to our Corporate Secretary at 2500 CityWest Boulevard, Suite 1300, Houston, Texas 77042. All such letters will be forwarded to the entire Board or to the Director(s) specified by the stockholder.

COMPENSATION OF DIRECTORS
We believe that attracting and retaining qualified non-employee directors is critical to our future value growth and governance, and that providing a total compensation package between the market 50th and 75th percentiles of our peer group is necessary to accomplish that objective. Our Board of Directors also believes that the compensation package for our non-employee directors should require a portion of the total compensation package to be equity-based to align the interests of our Directors with our stockholders.
Our non-employee directors receive compensation for serving on the Board and for serving as committee members. Robert S. Herlin, who serves as the Chairman of the Board and Chief Executive Officer, receives no additional compensation for serving as a director or committee member.
The compensation plan for our non-employee directors constitutes a cash base retainer of $40,000 per year, plus meeting fees of $1,500 per day for Board and committee meetings attended in person and $1,000 per day for those meetings attended telephonic, with a maximum of one fee paid per day in total. The Chair of the Audit Committee, who also chairs the Dividend Committee, is paid an additional retainer of $18,000 per annum, the Chair of the Compensation Committee is paid an additional retainer of $12,000 per annum, and the Chair of the Nominating Committee is paid an additional $10,000 per annum. In addition to the cash retainers and fees, the outside Directors receive a payment of restricted stock with a fair market value of $50,000 per annum awarded as of the date of each annual stockholders meeting. These shares of restricted stock vest at the earlier of one year from the date of grant or the date of the next Annual Meeting. We also reimburse our non-employee directors for any direct expenses they incur in their capacity as Directors, generally limited to travel costs related to attending Board and committee meetings.

The following table provides information concerning the compensation of our non-employee directors for the Fiscal Year- Ended June 30, 2015.

Name	Fees Earned or Paid in Cash (1)	Stock (2) Awards	All Other Compensation (3)	Total
Edward J. DiPaolo	$61,000	$50,000	$1,699	$112,699
William E. Dozier	62,000	50,000	1,699	113,699
Kelly W. Loyd	50,000	50,000	1,699	101,699
Gene G. Stoever	65,500	50,000	1,699	117,199
Robert S. Herlin (4)	—	—	—	—

(1)
Includes annual cash retainer fee, Board and committee meeting fees, and committee chair fees for each non-employee director during Fiscal Year 2015. During the Fiscal Year 2015, there were four meetings of the Board of Directors, four meetings of the Audit Committee, four meetings of the Compensation Committee and two meetings of the Nominating Committee.

(2)
Reflects the aggregate grant date fair value of restricted stock awards granted under our stock plan during Fiscal Year 2015, computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements on Form 10-K for the year ended June 30, 2015 for additional details regarding assumptions underlying the value of these equity awards. The grant date fair value for restricted stock awards is based on the closing price of our common stock the day preceding the grant date, which was $7.77 per share on December 3, 2014. The value ultimately realized by the director may or may not be equal to this determined value. These restricted stock awards vest will in full on December 3, 2015.

(3)	Represents cash dividends paid on unvested stock beneficially owned.

(4)	Please see "Executive Compensation" below for officer's compensation for Mr. Herlin, who does not receive any additional compensation for his services as Chairman of the Board and Director.

Director Outstanding Equity Awards at Fiscal Year-End 2015

	Option Awards				Stock Awards
Director	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares of Stock that have not vested (#) (1)	Market value of shares of stock that have not vested ($) (2)
Edward J. DiPaolo	—	—	—	—	6,435	$42,407
William E. Dozier	—	—	—	—	6,435	42,407
Kelly W. Loyd	—	—		—	6,435	42,407
Gene G. Stoever	—	—	—	—	6,435	42,407
Robert S. Herlin (3)	—	—	—	—	—	—

(1)	These awards of restricted common stock vest in full on December 3, 2015.

(2)	The fair market value of equity awards not currently vested as of June 30, 2015, using a closing stock price of $6.59 per share on that date.

(3)
Mr. Herlin, Chief Executive Officer of the Company, is not compensated separately for serving as Chairman of the Board and Director. All compensation paid to Mr. Herlin is reported in the Summary Compensation Table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of October 12, 2015 (except as otherwise indicated) by (1) each person who is known by us to beneficially own more than five percent of our common stock (based solely on our review of SEC filings); (2) each of our Directors; (3) each of the Named Executive Officers listed in the Summary Compensation Table below under the caption "Executive Compensation"; and (4) all executive officers and Directors as a group. Shares of common stock that are subject to outstanding options and warrants that are presently exercisable or exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage ownership of the holder of the options and warrants, but not for any other. The number of shares beneficially owned by a person also includes restricted shares held by such person. Except as otherwise indicated in the footnotes, the owners listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws where applicable, and the address of each beneficial owner listed on the table is c/o Evolution Petroleum Corporation, 2500 CityWest Boulevard, Suite 1300, Houston, Texas 77042.

Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class (1)
Robert S. Herlin (2)	1,642,165	5.0%
Randall D. Keys (3)	121,494	*
Daryl V. Mazzanti (4)	695,676	2.1%
David Joe (5)	368,353	1.1%
Edward J. DiPaolo (6)	192,445	*
William E. Dozier (7)	117,832	*
Gene G. Stoever (8)	175,274	*
Kelly W. Loyd (9)	23,797	*
All executive officers and Directors as a group (eight persons)(2)(3)(4)(5)(6)(7)(8)(9)	3,337,036	10.2%
JVL Advisors, LLC (10)	5,390,727	16.5%
River Road Asset Management, LLC (11)	2,672,053	8.2%
Advisory Research, Inc. (12)	2,033,998	6.2%
* Less than 1%

(1)	Based on 32,670,342 shares outstanding on October 12, 2015.

(2)
Includes (i) 1,589,791 shares of common stock directly held by Mr. Herlin; and (ii) 52,374 shares of restricted common stock which contain time-based and performance-based restrictions which will vest or lapse on various dates through August 2018.

(3)
Includes (i) 49,078 shares of common stock directly held by Mr. Keys; and (ii) 72,416 shares of restricted common stock which contain time-based and performance-based restrictions which will vest or lapse on various dates through September 2018.

(4)
Includes (i) 663,310 shares of common stock directly held by Mr. Mazzanti; (ii) 32,366 shares of restricted common stock which contain time-based and performance-based restrictions which will vest or lapse on various dates through August 2018.

(5)
Includes (i) 286,117 shares of common stock directly held by Mr. Joe; (ii) 17,005 shares of restricted common stock which contain time-based and performance-based restrictions which will vest or lapse on various dates through August 2018; and (iii) 65,231 shares of common stock underlying fully vested options.

(6)	Includes (i) 192,445 shares of common stock directly held by Mr. DiPaolo; and (ii) 6,435 shares of restricted common stock, with restrictions to lapse on December 4, 2015.

(7)	Includes (i) 111,397 shares of common stock directly held by Mr. Dozier; and (ii) 6,435 shares of restricted common stock, with restrictions to lapse on December 4, 2015.

(8)	Includes (i) 168,839 shares of common stock directly held by Mr. Stoever; (ii) 6,435 shares of restricted common stock, with restrictions to lapse on December 4, 2015.

(9)
Includes (i) 17,362 shares of common stock directly held by Mr. Loyd and (ii) 6,435 shares of restricted common stock, with restrictions to lapse on December 4, 2015. Mr. Loyd is employed by JVL Advisors, LLC, an entity controlled by Mr. John Lovoi. Mr. Loyd is not an affiliate of, and does not have beneficial ownership of any shares beneficially owned by JVL Advisors, LLC or Mr. Lovoi. See Note (10) below.

(10)
All information in the table and in this disclosure with respect to JVL Advisors, LLC is based on the Form 13F-HR filed with the SEC on August 4, 2015 and Form 4 filed with SEC on December 2, 2014. Total includes (i) 4,089,848 shares owned by JVL Partners, LP, Navitas Fund LP, Luxiver, LP, Asklepios Energy Fund, LP, Panakeia Energy Fund, LP, Hephaestus Energy Fund, LP, TJS Energy Fund, LP, Children's Energy Fund, LP, LVPU, LP and Urja, LP; and (ii) 1,300,879 shares owned by Belridge Energy Advisors, LP ("Belridge"). Except with respect to the Belridge shares, all of the aforementioned limited partnerships are managed by JVL Advisors, LLC. The shares owned by Belridge are managed by Belridge's general partner, Peninsula - JVL Capital Advisors, LLC, whose co-managers are Messrs. John Lovoi and Scott Bedford. Mr. Lovoi, as co-managing member of Peninsula - JVL Capital Advisors, LLC, is deemed to have shared power to vote and shared power to dispose of Belridge's 1,300,879 shares of common stock. Mr. Lovoi, as managing member JVL Advisors, LLC, which is the ultimate controlling entity of each of Navitas Fund LP, JVL Partners, LP, Asklepios Energy Fund, LP, TJS Energy Fund, LP, Panakeia Energy Fund, LP, Children's Energy Fund, LP, LVPU, LP and Urja, LP, and Mr. Lovoi as managing member of Lobo Baya, LLC, which is the ultimate controlling entity of Luxiver, LP, is deemed to have the shared power to vote and sole power to dispose of the aggregate 4,089,848 shares of common stock held by those entities. Mr. Lovoi is therefore deemed to have sole or shared power to vote and/or dispose of a total of 5,390,727 shares of common stock. Mr. Lovoi's address is: 10,000 Memorial Drive, Suite 550, Houston, TX 77024.

(11)
All information in the table and in this disclosure with respect to River Road Asset Management, LLC is based solely on the Form 13F-HR filed with the SEC by River Road Asset Management, LLC on August 14, 2015. According to the filing, River Road Asset Management, LLC is the beneficial owner of 2,672,053 shares of the common stock of the Company, of which River Road Asset Management, LLC has sole voting power of 2,064,710 of the shares beneficially owned. River Road Asset Management, LLC's address is: 462 South Fourth Street, Suite 2000, Louisville, KY 40202.

(12)
All information in the table and in this disclosure with respect to Advisory Research, Inc. is based solely on the Form 13F-HR/A filed with the SEC on August 17, 2015. According to the filing, Advisory Research, Inc. is the beneficial owner of 2,033,998 shares of common stock of the Company, and has sole voting power over the shares beneficially owned. Advisory Research, Inc's address is: 180 N. Stetson St., Suite 5780, Chicago, IL 60601.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee, the members of which are listed below, is responsible for establishing and administering the executive compensation programs of the Company. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectively submitted by the Compensation Committee:
Mr. William E. Dozier, Chairman

Mr. Edward J. DiPaolo
Mr. Kelly W. Loyd
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis is intended to assist the reader in understanding the Company's compensation programs. It is intended to explain the philosophy underlying the Company's compensation strategy and the fundamental elements of compensation paid to the Company's Chief Executive Officer ("CEO") and other Named Executive Officers whose compensation is reported in the Summary Compensation Table. This Compensation Discussion and Analysis is organized as follows:
I.    Executive Summary

II.    Objectives and Key Considerations of Our Compensation Programs

III.    Roles in the Decision-Making Process

IV.    Items the Compensation Committee Considers When Making Compensation Decisions

V.    Elements of Our Compensation Program for Fiscal 2015

VI.    Employment Agreements and Severance Arrangements

VII.Other Compensation Policies Affecting the Named Executive Officers

I.     Executive Summary
The Company's compensation programs are designed to incentivize the Named Executive Officers to build meaningful stockholder value over the long-term. Our primary strategy to achieve alignment between stockholders and the Named Executive Officers has been to provide a substantial portion of the Named Executive Officers' compensation in the form of Long-Term Incentives. This strategy has complemented the life cycle of the Company, which as a relatively young organization has delivered a significant portion of employee compensation through the use of equity-based awards, thus aligning employees' interests with those of the Company's stockholders and conserving cash to invest in operations. The Compensation Committee continues to believe that share ownership by the Named Executive Officers is an essential aspect of linking the actions and goals of management with the interests of our stockholders.
The Company attracts, retains and motivates the Named Executive Officers also through competitive base salaries and performance-based annual bonuses. For more information on the different elements of compensation paid to the Named Executive Officers during Fiscal 2015, see the section entitled "Elements of Our Compensation Program for Fiscal Year 2015."
As described below, the Compensation Committee takes many factors into consideration when making decisions affecting the compensation of our Named Executive Officers. During Fiscal 2015, the Compensation Committee considered, among other things, the performance of the Company during the year, including the following noteworthy financial and strategic achievements, despite the industry downturn and precipitous decrease in oil prices:

•	Growth in net oil production volumes by over 173% year over year at Delhi;

•	Commencement of construction of a NGL recovery plant at Delhi;

•	Increased net income by 48% to $4.3 million;

•	Increased earnings per share by 44% to $0.13 per diluted share;

•	Distribution of over $10.5 million in cash dividends to stockholders;

•	Initiation of a stock buyback program and purchased 237,162 shares (to date) at an average price of $6.00; and

•	Continuing to operate and grow our business using a conservative capital structure, while maintaining no debt, resulting in a strong balance sheet that provides flexibility to meet opportunities.

Finally, the compensation programs for our Named Executive Officers are intended to be clear and not overly complicated. The Compensation Committee structures executive compensation to provide a direct link between pay and performance. In an effort to allow all employees, including our Named Executive Officers, to understand how their behavior and actions impact corporate performance, and ultimately their compensation, the Company has adopted an egalitarian approach to compensation whereby every employee in the Company receives grants of equity-based awards and participates in the same incentive compensation program. All employees are measured in part based on the same set of performance goals. Similarly, employee benefits and change in control provisions are the same for all employees, including Named Executive Officers, to foster an atmosphere of teamwork that is focused on achieving a consistent set of objectives, all of which are developed with a singular purpose in mind -- to increase stockholder value.
II.    Objectives and Key Considerations of Our Compensation Programs
The objectives of the Company's compensation programs for our Named Executive Officers are to attract, retain, and motivate capable individuals who are critical to developing our business plan and executing in key areas that are fundamental to meeting our goals. These three objectives—attraction, retention and motivation—are central objectives and are paramount in the ultimate objective of our compensation programs: to create and protect stockholder value. As more fully described in Section V—"Elements of Our Compensation Program for Fiscal Year 2015," each element of compensation is utilized to further efforts to aid in attraction, retention and motivation. In general and at this stage of the Company's growth and size relative to its peers, the Company targeted Named Executive Officer compensation to the median Peer Group total compensation.
The Company has historically considered the above objectives in all material compensation decisions and intends to continue doing so in the future. The Committee believes that targeting these objectives will result in building a strong management team capable of creating long-term, sustainable growth for stockholders.
III.  Roles in the Decision-Making Process
The primary participants in the decision-making process in matters involving executive compensation are the Compensation Committee and the CEO. The CEO makes recommendations to the Compensation Committee regarding certain elements of compensation for the Named Executive Officers, other than himself. However, the Compensation Committee makes the final determination on all compensation recommendations to the Board of Directors impacting the Named Executive Officers and certain other members of senior management. The Compensation Committee also from time to time may engage compensation consultants, who provide benchmark data regarding competitive levels of executive pay as well as compensation trends and best practices within our industry.
As described in its charter, the Compensation Committee is tasked with reviewing and making recommendations to the Board of Directors regarding executive compensation and benefit plans and programs. For the Named Executive Officers and certain other members of senior management, the Compensation Committee makes the final determination as to levels of base salary, annual incentive program targets and payouts, and Long-Term incentive program targets and grants, subject to Board of Director approval.
IV.    Items the Compensation Committee Considers When Making Compensation Decisions
When making compensation decisions that affect the Named Executive Officers, the Compensation Committee takes a number of items into consideration, which are discussed below. In addition, the Compensation Committee may also find it necessary from time to time to consider other items not specifically listed below.
Market Practices
On a periodic basis, the Compensation Committee reviews trends in executive compensation, both within a group of comparable exploration and production companies (our "Peer Group") and in the broader industry. In addition, the Compensation Committee also considers the relative amount of compensation paid to similar executives within the Peer Group to establish median levels. In Fiscal 2015, the Compensation Committee engaged Mercer to perform a market study to analyze absolute and targeted levels of executive pay, pay mix, long-term incentive vehicle utilization, and annual incentive program targets and structures, utilizing data from proxy statement disclosures as well as published surveys. The Compensation Committee used the results and observations from the Mercer Compensation Study as one of many reference points in making compensation decisions for Fiscal 2015.
The resulting Peer Group was comprised of the following companies:

•	Abraxas Petroleum Corporation;

•	Callon Petroleum Company;

•	Miller Energy Resources, Inc.;

•	Panhandle Oil & Gas, Inc.;

•	Saratoga Resources, Inc.;

•	Synergy Resources Corporation;

•	Triangle Petroleum Corporation; and

•	Warren Resources, Inc.
Due to a change in focus on marketing GARP®, our proprietary artificial lift technology, as an oil field service, the Peer group for Fiscal 2015 was expanded to include energy services companies. They are as follows:

•	Mitcham Industries, Inc;

•	Natural Gas Services Group;

•	Enservco;

•	Deep Down, Inc;

•	Greenhunter Resources, Inc; and

•	Profire Energy, Inc
Business Environment
As a public company engaged in the acquisition, exploitation and development of oil and natural gas properties, as well applying our proprietary artificial lift technology for recovering oil and gas from existing wells, we operate in an extremely cyclical industry. In an effort to combat this volatile environment, the Company recruited a seasoned management team that has grown share value in an organic manner without taking on burdensome debt that could constrain future operations. However, financial success is and will continue to be heavily impacted by commodity prices that have experienced high volatility in recent years.
As discussed in "Elements of Our Compensation Program for Fiscal 2015," annual and Long-Term Incentive compensation include objective performance metrics that can be measured in numerical and/or operational terms. However, the Compensation Committee has exercised, and will continue to exercise, a degree of discretion in administering the compensation programs for the Named Executive Officers in order to retain flexibility to take into account and adjust for special or unusual factors, such as the current volatile oil and gas business environment, as well as other factors, including the fact that much of Company revenue is dependent on the activities of third-party operators. The Compensation Committee believes that this is necessary in order to retain and reward management for efforts that may not immediately translate to specific performance metrics, but that ultimately will drive long-term, sustainable stockholder growth. The Compensation Committee recommended to the Board and received approval to revise the compensation structure to become more quantitative and performance based beginning in Fiscal 2015 with a significant portion of compensation at risk, particularly as to long-term incentive pay.
Consideration of Risk
The compensation programs have been constructed to provide the Named Executive Officers with incentives to build stockholder value over the long term, while avoiding excessive risk-taking in the short term. A significant portion of all employees' compensation has and will continue to be paid out over multiple years through equity grants vesting over four-year periods. In establishing performance goals for compensation programs, the Compensation Committee has utilized a mix of safety, regulatory, operational, and strategic metrics to avoid excessive weight on any single criterion.
The Compensation Committee believes that the Company's executive compensation practices are appropriate to (i) encourage our Named Executive Officers to take appropriate levels of risk; and (ii) create sustained stockholder value over a long period of time.
Review of 2014 Say on Pay Advisory Vote
At the 2014 Annual Meeting, the Company's stockholders had the opportunity to provide an advisory vote on the compensation paid to the Named Executive Officers. Approximately 96.5% of the total shares voted at the 2014 Annual Meeting were cast in favor of the compensation provided to the Named Executive Officers. Accordingly, the Compensation Committee believes these results affirmed broad stockholder support for its approach to executive compensation and did not believe it was necessary to make changes to the Named Executive Officer compensation program for 2015 specifically in response to the advisory vote.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a corporation's Principal Executive Officer and the three other most highly compensated executive officers (excluding the Principal Financial Officer). To date, this limitation has been an insignificant factor in our financial results and in the deliberations of the Compensation Committee, but we will continue to evaluate the need to consider such limitations in the future.
V.     Elements of Our Compensation Program for Fiscal Year 2015
As discussed in more detail below, the compensation program during Fiscal Year 2015 for the Named Executive Officers consisted of the following elements:

•	base salary;

•	annual performance based cash incentive awards;

•
long-term equity-based compensation (including performance stock awards that vest if Company performance and performance relative to peer group meets pre-approved targets, and time vesting service based stock awards); and

•	other industry standard employee benefits.
Base Salary
The base salaries of the Named Executive Officers are the foundation on which all other compensation elements are built. We currently utilize base salary to attract qualified executive talent and retain our senior management team. The Company believes that paying base salaries that are competitive with companies with which we compete for talent is essential to maintaining stability in our leadership.
In the past, the Company's financial position has limited its ability to deliver competitive levels of base salary and annual cash incentive compensation to the Named Executive Officers and therefore relied more heavily on equity-based vehicles. However, as the Company has matured and begun to establish a consistent record of meaningful cash flow, we have increased cash compensation, including base salary, to levels more competitive with our peers. In establishing the Named Executive Officers' base salaries, the Compensation Committee also considers the responsibilities and duties of the individual, historical performance, industry experience, and overall importance to the Company.
The base salaries of our Named Executive Officers for Fiscal 2015 were reviewed by the Compensation Committee and they determined that no adjustments were necessary going into Fiscal 2016. This decision was largely in response to the lower commodity price environment in our industry. Following Fiscal Year 2014, there were minor adjustments to base pay for the Named Executive Officers. Most notably, Mr. Herlin voluntarily reduced his base pay due to reduced time commitment in the office and in conjunction with the promotion of Mr. Keys to the additional role of President on September 1, 2014. Overall, base salaries for the Company's executive officers approximate public peer and published survey 50th percentile levels. The following table sets forth the Named Executive Officers' base salaries for Fiscal 2014, 2015 and 2016.

Named Executive Officer	Fiscal 2014 Base Salary	Fiscal 2015 Base Salary	Fiscal 2016 Base Salary
Robert S. Herlin	$399,000	$280,000	$280,000
Chairman and Chief Executive Officer
Randall D. Keys (1)	273,000	300,000	300,000
President, Chief Financial Officer & Treasurer
Daryl V. Mazzanti	273,000	281,000	281,000
Senior Vice President, Operations
David Joe	200,000	206,000	206,000
Vice President, Controller, Chief Administrative Officer & Corporate Secretary
(1) Promoted to additional role of President effective September 1, 2014.
Annual Performance-Based Cash Incentive Awards
Each fiscal year, our Named Executive Officers, as well as all employees of the Company, have the opportunity to earn cash payments under the annual incentive program designed to motivate employees to achieve near-term corporate and individual goals and to align executive's interests with our stockholders' interest. Annual cash incentives are administered in a similar manner and structure for all employees of the Company. Elements of the corporate objectives that drive determination of the annual incentives for the Named Executive Officers are used in deciding cash incentive payouts for all staff. Annual incentives are determined using three inputs: the individual performance rating, Company performance relative to the target incentive performance goal, and Company performance relative to the stretch incentive performance goals. Beginning in Fiscal 2015, the Compensation Committee determined certain operational and financial metrics based on the Company's performance would be considered in determining the annual bonuses for executive officers and staff. The Company performance levels for each metric were approved by the Compensation Committee based on the Company's 2015 corporate plan, including overall net income, developing the Delhi field, growing GARP® installations, revenues and customers, effectively managing litigation cases and specified milestones relating to our short-term and long-term strategic objectives, including successful execution of our business plan.
Our performance goals serve as guidelines for our Compensation Committee to ensure that our goals and targets will ultimately reflect our true performance. The performance goals are only one factor utilized by our Compensation Committee. Our Compensation Committee retains the ability to apply discretion to awards based on some subjective measures, such as extenuating market circumstances or individual performance and to modify amounts based on safety performance.
The Compensation Committee believes that disclosure of certain goals and certain quantitative targets could result in competitive harm to the Company, thus not all goals are disclosed publicly.
The Committee considered the CEO's recommendations as to the individual ratings of all employees other than the CEO and ultimately determined each Named Executive Officer's individual rating and ratified the CEO's ratings of employees other than the Named Executive Officers based on their accomplishments against the goals above.
Once the individual ratings were determined, the addition of these ratings plus any special incentive awards, if applicable, is multiplied against the Named Executive Officer's target incentive. The target incentive is defined as a percentage of base salary. The target incentives were 100% of base salary for Messrs. Herlin and Keys, 75% of base salary for Mr. Mazzanti, and 60% of base salary for Mr. Joe. For Fiscal 2015, each executive's annual bonus opportunity ranged from zero to 100% of target depending on the actual level of Company performance versus the operational and financial metric targets and consideration of each individual's achievements and performance during the year.
Based on the factors that determined annual incentives, the incentive payments to the Named Executive Officers for Fiscal 2015 as shown in the chart below, and are included in the "Bonus" column of the "Summary Compensation Table" for 2015.

Named Executive Officer	Target Payout	Actual Payout	% of Target
Robert S. Herlin	$280,000	$101,500	36%
Chairman and Chief Executive Officer
Randall D. Keys	300,000	66,000	22%
President, Chief Financial Officer and Treasurer
Daryl V. Mazzanti	210,750	42,450	20%
Senior Vice President, Operations
David Joe	123,600	83,790	68%
Vice President, Controller, Chief Administrative Officer and Corporate Secretary
In addition to participation in the annual incentive program, Mr. Mazzanti is eligible to earn a royalty fee of $5,460, adjusted for inflation annually, for each commercial installation of GARP®. Payment of this incentive is pursuant to a technology assignment agreement, as amended, between Mr. Mazzanti and the Company. During Fiscal 2015, Mr. Mazzanti was successful in securing two commercial installations. As such, Mr. Mazzanti received $10,920 in royalty fees during fiscal 2015. This amount is reported in the Summary Compensation Table in the column "All Other Compensation."
Long-Term Incentives
We utilize a Long-Term Incentive ("LTI") plan to award restricted shares as a compensation vehicle that we believe aligns the interests of our Officers and all other employees with stockholders. The Compensation Committee believes that delivering a significant portion of total compensation in the form of Long-Term Incentives that vest over a period of several years acts to retain our management team over the long-term and motivates them to engage in activities that will promote sustainable growth in the price of our stock. Primarily through Long-Term Incentive grants, our Named Executive Officers and Directors have accumulated significant share ownership, with current beneficial ownership totaling reaching approximately 10% of outstanding common shares. In addition, all employees, including the Named Executive Officers, are more fully aligned with stockholders as a result of our stock retention policy, which is described in more detail in the section "Other Compensation Policies Affecting the Named Executive Officers."
In the early life of the Company, stock options were the primary tool for LTI to attract and retain experienced staff during this development period of the Company. Since Fiscal 2009, we have utilized restricted stock in place of options, at least in part to mitigate the dilution of stockholders. All employees of the Company are generally granted restricted shares on an annual basis, following completion and acceptance of the annual independent engineering reserve report and financial audit. As a result of the current volatility in our industry, the determination of LTI grants for the Fiscal 2016 is still under consideration by the Compensation Committee. The timing of such grants, subject to approval and at the discretion of the Board of Directors, is expected to be on or about the date of the Annual Meeting.
In prior years, the size of the restricted share grants for all employees, including the Named Executive Officers, was determined by considering two factors—individual LTI Targets and an overall corporate multiplier, which is determined based on Company performance during the trailing fiscal year. Following the end of the fiscal year, generally in September, the Compensation Committee, utilizing input and a recommendation from the CEO, makes an assessment of overall corporate performance. The overall corporate performance multiplier is then multiplied by each employee's Individual LTI Target to determine the value of the restricted stock grant.
For Fiscal 2015, based on recommendations from Mercer and the Compensation Committee, the Board has approved a revised Long Term Incentive ("LTI") structure to one that is heavily weighted towards quantitative and performance based targets versus historical time based vesting. These revisions further solidify the alignment of pay for performance for the Named Executive Officers and including all other employees. The four year term of LTI award remains the same, but the vesting of these shares, if earned, would be on an annual basis versus a historical quarterly vesting.
Performance Shares
Based on the target award opportunity, in August 2014, the following performance shares were awarded to the Named Executive Officers. Mr. Herlin - 33,432, Mr. Keys - 29,850, Mr. Mazzanti - 22,369 and Mr. Joe - 11,530. Performance shares may vest at various times during the four years from the date of grant based on the achievement of various performance metrics, including targets for: (1) annual earnings to common stockholders (20% of the target LTI award for each of the CEO, the President and the SVP Operations, and 25% of the target LTI award for the VP/Controller), (2) three year annual total stockholder return ("TSR") compared to the SIG Exploration & Production Index ("EPX") (30% of the target LTI award for each of the CEO, 20% of the target LTI award for the President and the SVP Operations, and 25% of the target LTI award for the VP/Controller) and (3) GARP® annual revenues (10% of the target LTI award for each the CEO, 20% of the target LTI award for the President and the SVP Operations, and 25% of the target LTI award for the VP/Controller). In addition, specific to the CEO and the President/CFO, there is an additional metric based on resolution of two key litigation cases as determined by the Board (20% of the target LTI award). Lastly, specific to only the SVP Operations, there is an additional metric based on GARP® installations (20% of the target LTI award). Vesting of performance awards occurs at the end of the fiscal quarter in which goal is achieved. At the end of Fiscal 2015, none of the aforementioned performance metrics had been met.
Stretch Performance. In addition, there is a stretch performance component whereby an additional 50% of specific target performance awards can be earned if the defined performance metric is greatly exceeded. Such shares are considered contingent shares and are not awarded at the date of grant.
Service based awards
For Fiscal 2015, a smaller portion of the LTI awards for each Named Executive Officer (20% of the LTI award for the CEO, the President and the SVP Operations, and 25% of the LTI award for the VP/Controller) is based on continuous employment over the next four years. Based on the target award opportunity, in August 2014, the following shares were awarded to the Named Executive Officers. Mr. Herlin - 8,360, Mr. Keys - 7,464, Mr. Mazzanti - 5,592 and Mr. Joe - 3,844. There shares will vest ratably over four years from the date of grant based on continuous employment.

The following table sets forth the total target LTI awards granted to each of the Named Executive Officers:

Named Executive Officer	Target % of FY15 Base Pay	Individual LTI Grant	Number of Restricted Shares (1)	Maximum Number of Contingent Shares (2)
Robert S. Herlin	150%	$420,000	41,792	16,717
Chairman and Chief Executive Officer
Randall D. Keys	125%	375,000	37,314	14,926
President, Chief Financial Officer and Treasurer		.
Daryl V. Mazzanti	100%	281,000	27,961	11,185
Senior Vice President, Operations
David Joe	75%	154,500	15,374	5,766
Vice President, Controller, Chief Administrative Officer & Corporate Secretary
(1) Based on grant value divided by the closing market price of our common stock on the day immediately preceding the date of grant, or $10.05 on August 27, 2014.
(2) Potential shares of restricted stock awarded upon meeting specific stretch performance targets over the next four years.
For Fiscal 2013 through 2015, the Company has awarded the following amounts of securities to employees and Directors:

Fiscal Year	Sign-on Stock Awards	Stock Options	Stock Awards	Total Awards	Common Shares Outstanding
2015	13,347	—	200,119	213,466	32,845,205
2014	23,256	—	16,476	39,732	32,615,646
2013	25,000	—	186,197	211,197	28,608,969
Benefits
The Company provides benefits to the Named Executive Officers that are the same as those provided to all employees, entitling them to dollar-for-dollar matching cash contributions pursuant to a 401(k) Plan (up to 6% subject to certain limits), life insurance, accidental death and dismemberment insurance, medical benefits, and short-and long-term disability premiums paid by the Company. The value of these benefits is included in the Summary Compensation Table in the column "All Other Compensation."
The Company does not sponsor a defined benefit pension plan or any nonqualified deferred compensation plans. Company policy prohibits loans to Named Executive Officers and they receive no perquisites.
VI.   Employment Agreements and Severance Arrangements
Employment Agreements
The Company has entered into employment agreements with two of the Named Executive Officers. Each of these agreements is discussed in more detail below.
On April 4, 2005, we entered into an employment agreement with Mr. Herlin. This employment agreement superseded the original employment agreement between Mr. Herlin and the Company. Pursuant to Mr. Herlin's employment agreement, Mr. Herlin serves as our Chief Executive Officer. The employment agreement provided an initial annual salary of $180,000 with additional annual increases at the discretion of the Board of Directors. The employment agreement provides that Mr. Herlin is entitled to a bonus of up to 100% of his base salary payable in cash or securities. In the event Mr. Herlin is terminated by the Company other than for cause or permanent disability (both as defined in the employment agreement) or if Mr. Herlin is subject to a constructive termination (as defined in the employment agreement), he is entitled to continuation of his base salary for one year following termination. In addition, Mr. Herlin is subject to a number of restrictive covenants following termination of employment, including non-disclosure of confidential information, non-solicitation of clients and employees for a period of one year and a non-competition clause for one year. In the event Mr. Herlin enters into similar employment during the salary continuation period, the Company may elect to terminate the non-solicitation and non-competition restrictive covenants in exchange for a reduction of 50% of the remaining salary continuation severance payments.
On June 23, 2005, we entered into an employment agreement with Mr. Mazzanti. Pursuant to Mr. Mazzanti's employment agreement, he serves as our Senior Vice President of Operations. The employment agreement provided an initial annual salary of $155,000 with additional annual increases at the discretion of the Board of Directors. The employment agreement provides that Mr. Mazzanti is entitled to a bonus of up to 75% of his base salary. In the event Mr. Mazzanti is terminated by the Company other than for cause or permanent disability (both as defined in the employment agreement) or if Mr. Mazzanti is subject to a constructive termination (as defined in the employment agreement), he is entitled to continuation of his base salary, medical benefits, and long-term disability coverage for six months following termination. If Mr. Mazzanti's termination or constructive termination, as the case may be, is within one year following a change in control (as defined in the employment agreement), he is entitled to an additional severance payment equal to six months' base salary, paid in monthly increments, subject to a 50% reduction in the event Mr. Mazzanti obtains similar employment during the six-month period. In addition, Mr. Mazzanti is bound by the provisions of a proprietary information and inventions agreement.
Severance Arrangements
All of our employees, including the Named Executive Officers, are covered by the Evolution Petroleum Corporation Severance Policy for Change in Control Events ("CIC Policy"), which was adopted by the Compensation Committee in August 2010. In the event a Named Executive Officer is entitled to benefits under an employment agreement and the CIC Policy, the greater benefit will prevail. Under the terms of the CIC Policy, a change in control event is defined as (i) the sale of all, or substantially all, of the corporation's assets with the intent to distribute the proceeds to stockholders; (ii) entry by the Company into a material definitive agreement for a merger or sale of the corporation with or into another entity in which the majority of the Board of Directors will change; or (iii) one or more affiliated entities or persons acquire common stock sufficient to collectively own or control forty percent (40%) of outstanding common stock. Prior to the closing on a change in control event that is pending, the CIC Policy provides that 50% of all unvested stock options, warrants and restricted stock held by employees and Directors will accelerate vesting, with the remaining 50% being replaced with securities of equivalent value having a vesting term no longer than the awards which they replaced. In the event of termination by the Company or a constructive termination, the remaining 50% of unvested stock options, warrants and restricted shares would immediately vest. In addition, employees would be entitled to receive one year of base salary, their Target Annual Incentive, and continuation of health, disability and life insurance coverage for a period of twelve months or until the alternative insurance is obtained. Notwithstanding, employees may refuse a portion of their separation payments in order to avoid the imposition of an excise tax under Code section 4999. The Company does not bear any responsibility for the imposition of such excise tax.
VII. Other Compensation Policies Affecting the Named Executive Officers
Stock Retention Policy
In April 2012, the Board of Directors approved and adopted the Evolution Petroleum Corporation Stock Retention Policy for Directors and Employees (the "Stock Retention Policy"). The Stock Retention Policy requires all Directors and employees, including the Named Executive Officers, to retain share ownership at specified levels, depending on level of responsibility. The Named Executive Officers must retain a number of shares or equivalent equity awards equal to 60% of the total number of awards received through Long-Term Incentive grants during the trailing three years. Other corporate officers and managers are subject to similar requirements, except the look-back period is two years. For all other employees, the look-back period is one year. In addition, each non-employee director must retain a number of shares or equivalent equity awards equal to 60% of the total number of awards received through Long-Term Incentive grants during the trailing three years, excluding stock awards received in lieu of a cash retainer. Employees and Directors have two years from the date of employment or appointment to comply with the Stock Retention Policy. As a result of our substantial reliance on Long-Term Incentives historically, coupled with the Stock Retention Policy, the Named Executive Officers beneficially own approximately 10% of the Company's common stock. As of June 30, 2015, we believe that all Directors and employees were in compliance with this Stock Retention Policy.
Timing of Grants and Release of Material Non-Public Information
The Company has historically maintained consistency in the timing of Long-Term Incentive grants to all employees, including the Named Executive Officers. Such grants have typically been made in late August or early September following approval of our fiscal year-end financial statements and engineering reserves by the Audit Committee. The Company has not in the past timed, nor does it plan to time, the release of material, non-public information to affect the value of executive compensation. As discussed previously, the Fiscal 2016 LTI grants are still under consideration by the Compensation Committee and are currently expected to be granted and on or about the date of the Annual Meeting.
Financial Restatement
The Compensation Committee will, if the need arises, make a determination as to whether and to what extent compensation should be recaptured should there be a financial restatement that affects results utilized to determine incentive compensation.
Trading in the Company's Stock and Derivatives
No employee or director is permitted to execute open market transactions in the Company's securities during any blackout period except as prearranged through an approved 10b5-1 sales trading plan. In addition, the Company believes that none of its Named Executive Officers or Directors have entered into derivative transactions linked to the Company's securities.
Executive Officers of the Company
Set forth below is information regarding our executive officers, including their ages, positions with our company and principal occupations and employers for at least the last five years. For information concerning executive officers' ownership of our common stock, see the table and related information provided under the caption "Security Ownership of Certain Beneficial Owners and Management."
For information regarding Robert S. Herlin, our Chairman of the Board and Chief Executive Officer, see "Proposal 1—Election of Directors."
Randall D. Keys (56). Mr. Keys joined Evolution as Senior Vice President, Chief Financial Officer and Treasurer in January 2014. In September 2014, he was promoted to the additional position of President. He also serves as Executive Vice President of NGS Technologies LLC, the entity that holds the Company’s Gas Assisted Rod Pump (GARP) artificial lift technology. From 2006 until joining the Company, Mr. Keys had been self-employed as a corporate financial consultant and as an owner of a manufacturing firm. He has over 30 years of experience in the energy industry, encompassing both upstream oil and gas companies and the oilfield service industry. Highlights of his experience include positions as CFO of Core Laboratories N.V., a diversified oilfield service company and 3DX Technologies, a hybrid service and exploration entity. He also served as CFO of upstream companies BPZ Energy, Inc. and Far East Energy Corporation and held financial positions with Adobe Resources and Santa Fe Energy. He earned a BBA in Accounting from the University of Texas and began his career with the public accounting firm of KPMG.
Daryl V. Mazzanti (53).  Mr. Mazzanti joined our company as our Vice President of Operations in July 2005, to lead all of our oil and gas operations. From 1985 to 2005, Mr. Mazzanti was employed by Union Pacific Resources (Union Pacific Resources) and Anadarko Petroleum (the successor to UPR), where he managed operational, engineering and geotechnical teams responsible for oil and gas fields in Texas, Oklahoma, Louisiana, the Rockies and offshore Gulf of Mexico. His duties included overseeing up to 1,200 horizontal wells, optimizing artificial lift methods for a 750 well program and supervising multi-rig drilling and service programs. Mr. Mazzanti began his career in 1985 as a Development Engineer with Champlin Oil (the predecessor to UPR), where he was responsible for drilling, completion, workover, recompletion, reservoir analysis and surface facility optimization across Texas and offshore Gulf of Mexico Mr. Mazzanti holds a Bachelor of Science in Petroleum Engineering, with distinction, from the University of Oklahoma at Norman.
David Joe (50).  Mr. Joe joined Evolution in March 2005 as Accounting Manager. In September 2007, he was promoted to Controller and Corporate Secretary, and in January 2014 was further promoted to the additional roles of Vice President and Chief Administrative Officer. From 2004 to 2005, Mr. Joe was a Client Manager for a provider of outsourced accounting services to the petroleum industry. In this capacity, Mr. Joe was responsible for managing and executing the complete upstream accounting cycle for multiple clients. Previously, Mr. Joe served 17 years in a wide array of supervisory, accounting and financial analysis positions in the upstream division of the UNOCAL Corporation, an integrated oil company traded on the NYSE. Mr. Joe received his B.B.A. in Accounting from the University of Texas at Austin and is certified as an Accredited Petroleum Accountant® through the Council of Petroleum Accountants Societies.

Summary Compensation Table
The following table set forth a summary of executive compensation for our Named Executive Officers for our Fiscal years ended June 30, 2015, 2014 and 2013.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	All Other Compensation(3) ($)	Total ($)
Robert S. Herlin	2015	$299,833	$101,500	$415,877	$21,916	$839,126
Chairman and Chief Executive Officer	2014	395,833	429,000	—	25,646	850,479
	2013	372,500	418,000	402,003	26,608	1,219,111

Randall D. Keys (4)	2015	$295,500	$66,000	$672,543	$30,980	$1,067,480
President, Chief Financial Officer & Treasurer	2014	118,490	56,306	300,000	7,466	482,262

Daryl V. Mazzanti (5)	2015	$279,667	$42,450	$279,164	$49,635	$650,916
Senior Vice President, Operations	2014	270,833	202,000	—	53,344	526,177
	2013	255,000	175,500	184,000	57,900	672,400

David Joe (6)	2015	$205,000	$83,790	$153,245	$38,195	$480,230
Vice President, Controller, Chief Administrative Officer & Corporate Secretary	2014	193,000	124,000	—	37,517	354,517

(1)
Represents the amounts earned based on our performance for the fiscal year indicated, even though they are paid in September of the subsequent June 30 Fiscal Year-End. Fiscal 2014 includes payment of one-time retention bonuses earned in lieu of an award for Long-Term Incentives.

(2)
Represents the grant-date fair value of restricted common stock awards granted during the fiscal year indicated, calculated in accordance with FASB ASC Topic 718, "Stock Compensation." The assumptions used in calculating these values can be found in the notes to the Company's Consolidated Financial Statements included in the Annual Reports on Form 10-K for the Fiscal Years ended June 30, 2015, 2014 and 2013, respectively.

(3)
Represents amounts for matching contributions to the 401(k) Plan on each Named Executive Officers' behalf, life, accidental death, dismemberment and short and long-term disability insurance premiums paid by the Company on each Named Executive's Officer's behalf. Also includes payments in lieu of coverage for officers who waive the Company's insurance coverage and a health savings account subsidy for those who elect a high deductible health plan.

(4)
Mr. Keys' employment commenced on January 27, 2014. He was named as Senior Vice President, Chief Financial Officer & Treasurer on February 4, 2014, and was promoted to the role of President on September 1, 2014.

(5)
Included in All Other Compensation for Mr. Mazzanti is $10,920, $15,659 and $20,226 in royalty payments for GARP® Technology installations, in Fiscal 2015, 2014 and 2013, respectively, per a technology assignment agreement.

(6)	Mr. Joe was promoted to the additional roles of Vice President and Chief Administrative Officer, a Named Executive Officer position, effective January 1, 2014.
The following table sets forth information concerning annual incentive awards granted during Fiscal Year 2015 to each of our Named Executive Officers.

Fiscal Year 2015 Grants of Plan-Based Awards

		Estimated Future Payouts Under Equity Incentive Plan Awards
Named Executive Officer	Grant Date	Threshold (#)	Target (#)	Maximum (#) (9)	All Other Stock Awards; Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($) (8) (9)
Robert S. Herlin	8/28/2014	—	8,358 (1)	12,537	—	$83,998
	8/28/2014	—	8,358 (2)	12,537	—	83,998
	8/28/2014	—	12,536 (3)	18,805	—	121,854
	8/28/2014	—	4,180 (4)	6,270	—	42,009
			—	—	8,360 (6)	84,018
Totals			33,432	50,149	8,360	$415,877

Randall D. Keys	8/28/2014	—	7,463 (1)	11,195	—	$75,003
	8/28/2014	—	7,463 (2)	11,195	—	75,003
	8/28/2014	—	7,462 (3)	11,193	—	72,531
	8/28/2014	—	7,462 (4)	11,193	—	74,993
	8/28/2014	—	—	—	7,464 (6)	75,013
	9/1/2014	—	—	—	29,911 (7)	$300,000
Totals			29,850	44,776	37,375	$672,543

Daryl V. Mazzanti	8/28/2014	—	5,592 (2)	8,388	—	$56,200
	8/28/2014	—	5,592 (3)	8,388	—	54,354
	8/28/2014	—	5,592 (4)	8,388	—	56,200
	8/28/2014	—	5,593 (5)	8,390	—	56,210
	8/28/2014	—	—	—	5,592 (6)	56,200
Totals			22,369	33,554	5,592	$279,164

David Joe	8/24/2014	—	3,844 (2)	5,766	—	$38,632
	8/24/2014	—	3,842 (3)	5,764	—	37,349
	8/24/2014	—	3,844 (4)	5,766	—	38,632
	8/24/2014	—	—	—	3,844 (6)	38,632
Totals			11,530	17,296	3,844	$153,245

(1) Represents a performance share award (target amount) based on the successful resolutions of two key litigation cases, for Messrs. Herlin and Keys. The awards comprise 20% of their respective individual LTI targets.

(2) Represents a performance share award (target amount) based on annual earnings to common stockholders for all Named Executive Officers. The respective awards were 20% of LTI targets for Messrs. Herlin, Keys and Mazzanti, and 25% of the LTI target for Mr. Joe. This performance target was not met in Fiscal 2015, nor, for accounting purposes, is it currently considered probable of being met.

(3) Represents a market-based award (target amount) based on the three year annual total stockholder return ("TSR") compared to the SIG Exploration & Production Index ("EPX") for all Named Executive Officers. The respective targets were 30%, 20%, 20% and 25% of LTI targets for Messrs. Herlin, Keys, Mazzanti, and Joe. The value of these market-based grants, including contingent shares issuable upon attainment of maximum targets, was determined using a Monte Carlo simulation based on the historical volatility of the Company's total return compared to the historical volatilities of other companies in the EPX index.

(4) Represents a performance share award (target amount) based on the total revenues for NGS Technologies, Inc., the parent company for our GARP® business unit, for all Named Executive Officers, Their respective targets were 10%, 20%, 20% and 25% of LTI targets for Messrs. Herlin, Keys, Mazzanti and Joe. This performance target was not met in Fiscal 2015, nor, for accounting purposes, is it currently considered probable of being met.

(5) Represents a performance share award (target amount) based on the number of GARP® installations for Mr. Mazzanti. The award comprised 20% of his LTI target. This performance target was not met in Fiscal 2015, nor, for accounting purposes, is it currently considered probable of being met.

(6) Represents an award of time-vested restricted stock, not subject to a performance contingency, that vests in one-fourth increments on August 24, 2015, August 24, 2016, August 24, 2017 and August 24, 2018.

(7) Represents an award of time-vested restricted stock, in conjunction with a promotion, not subject to a performance contingency, that vests in one-fourth increments on September 1, 2015, September 1, 2016, September 1, 2017 and September 1, 2018.

(8) Represents the grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718, "Stock Compensation." and is generally based on the closing price of our common stock on the day prior to the date of grant or other valuation method as disclosed in the notes to our consolidated financial statements. The values presented in this schedule are shown without regard to whether these awards are considered probable of vesting for accounting purposes. None of the performance share awards are currently considered to be probable of vesting. Accordingly, they are not being amortized to compensation expense at this time.

(9) These awards have an additional stretch performance component whereby an additional 50% of target performance awards can be earned if the defined performance metric is significantly exceeded. Such shares for the stretch performance component are considered contingent shares and were not issued at the date of grant. None of the stretch performance targets were met in Fiscal 2015. The fair values for performance-based shares disclosed in the above table reflect only the target restricted shares that have been issued and do not reflect values for contingent shares based on the uncertainty of meeting the performance objectives and the low probability of vesting.
2015 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding awarded securities outstanding for each Named Executive Officer as of June 30, 2015.

	Option awards(1)					Stock awards
Name	Number of securities underlying unexercised options & warrants (#) exercisable	Number of securities underlying unexercised options & warrants (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option/ warrant exercise price ($)	Option/ warrant expiration date	Number of shares or units that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Robert S. Herlin	—	—		—	—	60,613	$399,440
Randall D. Keys	—	—		—	—	83,213	548,374
Daryl V. Mazzanti	—	—		—	—	36,680	241,721
David Joe	30,000			$2.55	5/5/2016
	35,231			$2.19	9/7/2017
						19,256	126,897

(1)
The unvested stock options and warrants generally vest 1/16th per quarter from the date of grant. In addition, in the event of change of control, half of all the unvested options and restricted stock awards would vest on the date of such change of control and the remainder of the unvested options and restricted stock awards would vest on the employee's termination date within a year of the change of control.

(2)
The values were calculated based upon the closing price of our common stock on June 30, 2015, which was $6.59 per share. Unvested restricted stock issued prior to Fiscal 2015 generally vests 1/16th per quarter from date of grant, with the last restricted shares vesting in September 2018. Effective with Fiscal 2015 grants, the vesting is 1/4th per year from date of grant.
Option Exercises and Stock Vested During Fiscal Year-End 2015
The following table provides information about the value realized by the Named Executive Officers on option exercises, vesting of restricted stock, and award payouts during Fiscal Year 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert S. Herlin	—	$—	26,320	$239,417
Randall D. Keys	—	—	5,814	49,243
Daryl V. Mazzanti	—	—	12,557	114,505
David Joe	50,000	$294,500	4,706	50,614
Change in Control Policy
In August 2010, the Board of Directors approved an employee severance policy for a change in control event. A "change in control" event is generally defined to include a tender offer, takeover bid, exchange offer or acquisition for forty percent (40%) or more of the Company's outstanding common stock. The policy applies to all employees including Named Executive Officers and provides that in the event of a change in control, employees terminated within one year of the event shall receive severance pay in the amount of one year of base pay and targeted annual discretionary bonus, plus one year continuation of the company's subsidy of health, disability and life insurance benefits. Pursuant to the Company's Plan, the Administrator under the Plan has provided that in the event of a "change in control," half of all unvested options and stock awards would vest on the date of such "change in control" and the remainder of unvested options and stock awards would vest upon the employee's termination within a year of the "change in control."
The following table shows, as of June 30, 2015, the estimated potential payments and benefits that would be received by our Named Executive Officers based upon a hypothetical termination of employment in each of the circumstances indicated in the table.

Named Executive Officer	Severance Plan Payment(1)	Other Benefits(2)	Fair Market Value of Accelerated Equity Compensation(3)	Total Value
Robert S. Herlin
Change in Control	$560,000	$14,266	$399,479	$973,745
Death or Disability	—	—	399,479	399,479
Randall D. Keys
Change in Control	600,000	9,648	548,380	1,158,028
Death or Disability	—	—	548,380	548,380
Daryl V. Mazzanti
Change in Control	491,750	22,828	241,781	756,359
Death or Disability	—	—	241,781	241,781
David Joe
Change in Control	329,600	22,650	126,943	479,193
Death or Disability	—	—	126,943	126,943

(1)	Represents one year salary and one year of short term incentive bonus, based on each officer's target incentive.

(2)	Represents an estimate of health insurance benefits to be provided to the Named Executive Officer and each eligible dependent under each scenario based on actual amounts paid out in Fiscal 2015.

(3)	The fair market value of accelerated equity awards includes only those awards that were not currently vested as of June 30, 2015, using a closing stock price of $6.59 per share.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers, and persons who own beneficially more than ten percent (10%) of the shares of our common stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on our review of the copies of such reports received or written representations from the Reporting Persons, we believe that, with respect to the Fiscal 2015 all the Reporting Persons complied with all applicable Section 16 filing requirements.
STOCKHOLDER PROPOSALS
At the Annual Meeting each year, the Board of Directors submits to stockholders its nominees for election as Directors. The Board of Directors may also submit other matters to the stockholders for action at the Annual Meeting. Any proposal which a stockholder intends to present in accordance with Rule 14a-8 of the Exchange Act at our next Annual Meeting of Stockholders to be held in 2016 must be received by Evolution Petroleum Corporation not less than one hundred twenty (120) calendar days prior to October 28, 2016. Only proposals conforming to the requirements of Rule 14a-8 of the Exchange Act that are timely received by the Company will be included in the Proxy Statement and Proxy in 2015. Any such proposal should be directed to our Corporate Secretary at our principal executive offices located at 2500 CityWest Boulevard, Suite 1300 Houston, Texas 77042.
IMPORTANT VOTING INFORMATION
SEC RULES CONCERNING THE ELECTION OF DIRECTORS
Your broker is not permitted to vote on your behalf on the election of Directors unless you provide specific instructions by completing and returning the proxy card. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the stockholder meeting.
Your Participation in Voting the Shares You Own Is Important
Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the proxy card to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our company's future.
More Information Is Available
If you have any questions about this new rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder.
OTHER MATTERS
Miscellaneous
Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.
Annual Report
A copy of the Company's Annual Report on Form 10-K without exhibits, for the Fiscal Year-Ended June 30, 2015 filed with the Securities and Exchange Commission accompanies this Proxy Statement. Copies of the Form 10-K exhibits are available without charge. Stockholders who would like such copies should direct their requests in writing to: Evolution Petroleum Corporation, 2500 CityWest Boulevard, Suite 1300 Houston, Texas 77042, Attention: Corporate Secretary.
Householding and Combining Accounts
We may deliver only one proxy statement and annual report to an address shared by multiple stockholders unless we receive contrary instructions from one or more of the stockholders. Any stockholder at a shared address to which a single copy of the proxy statement and annual report have been sent who would like an additional copy of this proxy statement and annual report or future copies of proxy statements and annual reports may make a written or verbal request to: Continental Stock Transfer & Trust Company, 17 Battery Place New York, NY 10004, (800) 509-5586.
Similarly, any stockholders sharing an address and currently receiving multiple copies of proxy statements and annual reports may request that only a single copy of a proxy statement and annual report be delivered to them in the future. In addition, any stockholder with multiple accounts (receiving multiple proxy cards) who wishes to consolidate the stockholder's shares into a single account can do so by contacting Continental Stock Transfer at the address and telephone number above.

By order of the Board of Directors of Evolution Petroleum Corporation
/s/ RANDALL D. KEYS Randall D. Keys President, Chief Financial Officer and Treasurer

Houston, Texas
October 28, 2015

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

EVOLUTION PETROLEUM CORPORATION

2015 Annual Meeting of Stockholders

December 3, 2015
10:00 A.M. local time

This Proxy is Solicited On Behalf Of The Board Of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3 AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"

1. Election of Directors

(01) Edward J. DiPaolo
(02) William E. Dozier
(03) Robert S. Herlin
(04) Kelly W. Loyd
(05) Gene G. Stoever

FOR all Nominees listed to the left ☐ WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) ☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2015.**

Note : Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

The proxy statement and our 2015 Annual Report to Stockholders are available at http://www.evolutionpetroleum.com/proxy-materials.html

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

EVOLUTION PETROLEUM CORPORATION

The undersigned appoints Robert Herlin, Randall Keys and David Joe, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Evolution Petroleum Corporation, held of record by the undersigned at the close of business on October 12, 2015 at the Annual Meeting of Stockholders to be held at the Company's offices at 2500 CityWest Blvd., Suite 1300 Houston, Texas 77042 on Thursday, December 3, 2015, at 10:00 a.m. (local time), or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FIVE NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2 AND PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)